EXHIBIT 99.1






                           Ronson Corporation Reports
                    Extension of Lender Forbearance Agreement



Somerset, N.J., May 11, 2009 - Ronson Corporation (Over-the-Counter RONC.PK) (the "Company") today reported that its primary lender, Wells Fargo Bank, National Association, has extended its moratorium during which the bank will not assert rights relating to existing events of default, through June 12, 2009 or such earlier date permitted under the Company's agreement with the bank. During the extended moratorium, the bank will continue to provide credit advances under the Company's revolving credit line, the maximum amount of which was increased from $2,000,000 to $2,500,000 as part of the extension. The Company does not have an agreement to extend the moratorium beyond its current duration.

This press release contains forward-looking statements based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statements will be accurate. If underlying assumptions prove inaccurate or known risks or uncertainties materialize, actual events could vary materially from those anticipated. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.





COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300